Employment Agreement
This Employment Agreement is made and entered into effective  October 19, 2015, by and among Los Alamos National Bank, a national banking association with its main office located in Los Alamos, New Mexico (the "Bank"), and Daniel W. Thompson.  As used in this Agreement, capitalized terms have the meanings set forth in Section 23.
Recitals
A.            The Bank desires to employ Executive as Chief Financial Officer of the Bank, and Executive desires to be employed by the Bank, on the terms and conditions set forth herein.
B.            The Parties have made commitments to each other on a variety of important issues concerning Executive's employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Bank or Executive may make to terminate this Agreement and Executive's employment with the Bank.  This Agreement shall supersede and replace the Employment Agreement, dated July 6, 2015 by and between the Trinity Capital Corporation, the Bank and Executive. The Effective Date of this Agreement shall be used to determine the commencement of the "Employment Period."
C.            The Parties desire to enter into this Agreement as of the Effective Date and to have this Agreement supersede all agreements between the Parties, whether or not in writing, and to have any such prior agreements become null and void as of the Effective Date.
Agreement
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.            Employment Period.  The Bank shall employ Executive during the Employment Period and Executive shall remain in the employ of the Bank and provide services to the Bank during the Employment Period in accordance with the terms of this Agreement.  The "Employment Period" shall be the period beginning on the Effective Date and ending on the second anniversary of the Effective Date, unless sooner terminated as provided herein, provided that the Employment Period shall be extended automatically for one additional year beginning on the first anniversary of the Effective Date and on each anniversary thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such anniversary, that the Employment Period shall not be extended.  Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the one-year period immediately following the Change in Control and shall then terminate.
2.            Duties.
(a)            During the Employment Period, Executive shall devote Executive's full business time, energy, and talent to serving as Chief Financial Officer of the Bank, subject to the direction of the Chief Executive Officer and the Bank Board.
(b)            Executive shall have the duties that are commensurate with Executive's positions and any other duties consistent therewith that may be assigned to Executive by the Chief Executive Officer and Executive shall perform all such duties faithfully and efficiently.  Executive shall have such powers as are inherent to the undertakings applicable to Executive's positions and necessary to carry out the duties required of Executive hereunder.
(c)            Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Chief Executive Officer, inhibit, prohibit, interfere with, or conflict with Executive's duties under this Agreement or conflict in any material way with the business of the Bank or any Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Bank) or hold any other position with any business without receiving the prior written consent of the Chief Executive Officer and the Bank Board.
3.            Compensation and Benefits.  During the Employment Period, while Executive is employed by the Bank, the Bank shall compensate Executive for Executive's services as follows:
(a)            Executive shall be paid a base salary at an annual rate of $262,500.00 (the "Annual Base Salary"), which shall be payable in accordance with the normal payroll practices of the Bank then in effect.  Beginning in 2016, each year during the Employment Period, Executive's Annual Base Salary shall be reviewed by the Bank Board for possible increase, but not decrease, with any such increase to be effective as of January 1 of the year of such adjustment.
(b)            Executive shall be eligible to receive performance-based annual incentive bonuses (each, the "Incentive Bonus") from the Bank for each fiscal year ending during the Employment Period.  Incentive Bonuses shall be as determined by the Bank Board, or as may be pursuant to annual incentive plans as may be adopted and in effect from time to time.  Any Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Bank Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.
(c)            Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Bank as may be in effect from time to time with respect to senior executives employed by the Bank, on as favorable a basis as other similarly situated and performing executives.
(i)
Executive shall be eligible to participate in the Trinity Capital Corporation 2015 Long Term Incentive Plan at a level of thirty percent (30%) of the Executive's Base Salary as defined therein, subject to the terms and conditions therein and the approval of the Bank Board.

(d)            Executive and Executive's dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Bank as may be in effect from time to time with respect to senior executives employed by the Bank, on as favorable a basis as other similarly situated and performing executives.
(e)            Executive shall be entitled to accrue paid vacation days and holidays in accordance with and subject to the Bank's paid time off programs and policies as may be in effect from time to time, provided that Executive shall accrue a minimum of 20 vacation days and 10 sick days per calendar year.
(f)            Executive shall be eligible to be reimbursed by the Bank, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Bank, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Bank's expense reimbursement policy and that are actually incurred by Executive in the promotion of the Bank's business.  Executive shall be provided an allowance of $100 per month in lieu of a bank-owned or paid cellular phone plan, an Apple iPad and a computer, all subject to the Bank's policy, as may be in effect from time to time, regarding the use and return of Bank property.
(g)            The Bank shall pay up to a maximum of Forty-five Thousand Dollars ($45,000.00) for moving, travel and temporary housing expenses subject to the following:

(i)	Reimbursed expenses may include:
(A)	One-Half (1/2) of the reasonable real estate sales commission paid on Executive's primary residence located in Plano, Texas.
(B)
Reasonable costs of moving household items if the Executive relocates to the Los Alamos or Santa Fe, New Mexico area within 12 months of the Effective Date.  The Executive must submit two bids for such moving costs and the Bank shall have the right to select one of the two bids and shall pay the costs directly to the service provider.

(C)
Reasonable travel, temporary housing, meals and associated expenses the shorter of 12 months or through the date on which Executive takes possession of a new residence in the Los Alamos or Santa Fe, New Mexico area.

(ii)
Any relocation assistance shall be reimbursed (on a pro rata basis based on length of employment during the 24 month period) to the Bank in the event that the Executive voluntarily terminates his employment within 24 months of the Effective Date.

(iii)	Any relocation assistance shall be included in Executive's Form W-2 as wages; provided, however, such reporting shall not impair the ability of Executive to take deductions pursuant to IRC § 217.
4.            Rights upon Termination.  This Agreement and Executive's employment under this Agreement may be terminated for any of the reasons described in this Section 4.  Executive's right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)            Minimum Benefits.  If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law.  Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives, or awards payable as described in Section 4(e)(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement.  Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Bank following the Termination Date for purposes of any plan, program, or arrangement.
(b)            Certain Terminations During a Covered Period Commencing within 24 Months of Effective Date.  If a Change in Control occurs within the 24 months immediately following the Effective Date, during any automatic 12 month extension of this Agreement, or during the 12 month period immediately following the Change in Control, and Executive's employment under this Agreement is terminated as a result of (i) an Involuntary Termination during a Covered Period, or (ii) Executive's voluntary Termination within 30 days following the effective date of the Change in Control, then, in addition to the Minimum Benefits, the Bank  shall pay to Executive in a single lump sum an amount equal to the Severance Amount, subject to all applicable tax withholding.  The payment of the Severance Amount will be made by the Bank on the 45th day following the Termination Date.
(c)            Any Other Termination.  If the Termination Date occurs during the Employment Period and is a result of any reason other than as set forth in Section 4(b) above, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Bank shall have no obligation to provide any such benefits) for periods after the Termination Date.  Provided, however, for any termination which is based on Good Reason by Executive, or Termination Without Cause by Bank, Executive shall be entitled to the Minimum Benefits and Severance Amount.
(d)            Golden Parachute Payment Adjustment.  It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment.  The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate "Total Payments") shall not exceed an amount equal to $1.00 less than the maximum amount that the Bank may pay without loss of deduction under Code Section 280G(a).  Present value for purposes of this Section 4(d) shall be calculated in accordance with Code Section 280G(d)(4).  Within 90 days following the earlier of the giving of the notice of termination or the giving of notice by the Bank to Executive of its belief that there is a payment or benefit due to Executive that will result in an Excess Parachute Payment, Executive and the Bank, at the Bank's expense, shall obtain the opinion of such legal counsel and certified public accountants as Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Bank), which opinions need not be unqualified, which set forth (i) the amount of the includable compensation of Executive for the base period, as determined under Code Section 280G, (ii) the present value of Total Payments, and (iii) the amount and present value of any Excess Parachute Payments.  If such opinions determine that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced, or eliminated as specified by Executive in writing delivered to the Bank within 60 days of Executive's receipt of such opinions or, if Executive fails to so notify the Bank, then as the Bank shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment; provided, however, that any such specification by Executive or the Bank shall not be effective where it would result in an imposition of any additional income tax under Code Section 409A.  The provisions of this Section 4(d), including the calculations, notices, and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation provided for in this Agreement and (B) any other compensation earned by Executive pursuant to the Bank's programs that would have been provided in any event are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; provided, however, that if such legal counsel so requests in connection with the opinion required by this Section 4(d), Executive and the Bank shall obtain, at the Bank's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive.
(e)            Other Benefits.
(i)
Executive's rights following a Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Bank, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)
Except as specifically provided herein, the Bank and Executive shall have no further obligations to one another under this Agreement following a Termination with the exception of the restrictive covenants contained in Section 6 herein, the no set off and no mitigation provisions contained in Section 7 herein, the indemnification provision contained in Section 21 herein both of which will survive the termination of this Agreement for any or no reason.

(f)            Removal from any Boards and Positions.  Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Executive shall be deemed to resign (i) if a member, from the Bank Board and any other board to which Executive has been appointed or nominated by or on behalf of the Bank, (ii) from each position with the Bank, including as an officer of the Bank and (iii) as a fiduciary of any employee benefit plan of the Bank.
(g)            Regulatory Suspension and Termination.
(i)
If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Bank  by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Bank may in its discretion (A) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its obligations that were suspended, all in accordance with Code Section 409A.

(ii)
If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e) or 8(g) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(g) shall not affect any vested rights of the Parties.

(iii)
If the Bank is in default as defined in Section 3(x) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the date of default, provided that this Section 4(g) shall not affect any vested rights of the Parties.

(iv)
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, or when the Bank  is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(g) shall not affect any vested rights of the Parties.

(v)	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.
(h)            Clawback.  Notwithstanding any provision of this Agreement to the contrary, Executive covenants and agrees that the Bank and their successors and assigns shall have the right to demand the return of any "golden parachute payments" (as defined in 12 C.F.R. Part 359) in the event that information is obtained indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4) or any Severance Restriction applies.  Executive shall repay to the Bank the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive's receipt of a written notice from the Bank indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions and/or the terms of this paragraph.
5.            Release.  Notwithstanding any provision of this Agreement to the contrary, Executive shall not be entitled to any benefits under Section (4) (other than the Minimum Benefits), and shall repay to the Bank any such benefits received, unless Executive executes (without subsequent revocation) and delivers to the Bank a Release substantially in the form attached hereto as Exhibit "A," except as such modifications are required by law or regulation,  within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.
6.            Restrictive Covenants.  Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Bank (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Bank and the ability of the Bank to continue its business.  Executive further acknowledges that, during the course of Executive's employment with the Bank, Executive may produce and have access to Confidential Information.
(a)            Confidential Information.  During the course of Executive's employment and following a Termination:
(i)            Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Bank, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Bank, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties to the Bank.
(ii)            If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Bank, or Executive's activities in connection with the business of the Bank, Executive shall immediately notify the Bank of such subpoena, court order, or other requirement and deliver forthwith to the Bank a copy thereof and any attachments and non-privileged correspondence related thereto.
(iii)            Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.
(iv)            Executive shall abide by the Banks's policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Bank and its Affiliates.  In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive's service would involve the use or disclosure of Confidential Information.
(v)            Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.
(b)            Documents and Property.
(i)            All records, files, documents, and other materials or copies thereof relating to the business of the Bank or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Bank and, other than in connection with the performance by Executive of Executive's duties to the Bank, shall not be removed from the premises of the Bank or its Affiliates without the Bank's prior written consent, and shall be immediately returned to the Bank upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.
(ii)            Executive acknowledges that Executive's access to and permission to use the Bank's and its Affiliates' computer systems, networks, and equipment, and all the Bank and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Bank and reasonable personal use in accordance with the Bank's applicable policies and procedures.  Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited.  The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Bank or its Affiliates.  Executive shall not transfer any Bank or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Bank or an Affiliate.  Upon a Termination, Executive's authorization to access and permission to use the Bank's and its Affiliates' computer systems, networks, and equipment, and any Bank and Affiliate information contained therein, shall cease, and Executive shall delete any Bank and Affiliate information from Executive's personal computer or other electronic device.
(c)            Non-Competition and Non-Solicitation.  The primary service area of the Bank's business in which Executive will actively participate extends separately to the Restricted Area.  Therefore, as an essential ingredient of and in consideration of this Agreement and Executive's employment with the Bank, Executive shall not, during Executive's employment with the Bank or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the "Restrictive Covenant"):
(i)            Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive's name or any similar name to, lend Executive's credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Executive provided services to the Bank, any person, firm, partnership, corporation, other business entity, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution's outstanding capital stock, shall not violate any terms of this Agreement;
(ii)            (A) Induce or attempt to induce any employee of the Bank or its Affiliates to leave the employ of the Bank or its Affiliates; (B) interfere with the relationship between the Bank or its Affiliates and any employee of the Bank or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Bank or its Affiliates with whom Executive had an ongoing business relationship to cease doing business with the Bank or its Affiliates or interfere with the relationship between the Bank or its Affiliates and their respective customers, suppliers, licensees, or other business relations with whom Executive had an ongoing business relationship.
(iii)            Solicit the business of any person or entity known to Executive to be a customer of the Bank or its Affiliates, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Bank or its Affiliates.
(iv)            Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that Executive devoted time to on behalf of the Bank or any Affiliate (or any substantially similar products, activities, or services) and that compete in whole or in part with the products, activities, or services of the Bank or its Affiliates.
(v)            Accept employment with, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would inevitably use or disclose the Bank's Confidential Information in Executive's work or service for such Competitor.
(d)            Works Made for Hire; Ownership of Bank Work Product.
(i)            The Parties understand and agree that all work prepared by Executive for the Bank or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Executive shall, and does, assign to the Bank all of Executive's right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Executive waives and releases all moral rights in any of the works as Executive may possess by virtue of the Visual Artist's Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Executive shall not assert any claim based upon such moral rights against the Bank, the Affiliates, or any of their respective successors in interest or assigns.  Executive shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Bank or its Affiliates from the commercialization in any manner of the work.
(ii)            Executive hereby assigns to the Bank any right, title, and interest in and to all Bank Work Product that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Bank or its Affiliates.
(iii)            Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Bank (both before and after a Termination) in order to vest more fully in the Bank or its Affiliates all ownership rights in the Bank Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).
(iv)            The Bank or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Bank Work Product, and the Bank or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Bank's or its Affiliates' exclusive right, title, and interest in and to the Confidential Information and Bank Work Product, and shall not contest, challenge or make any claim adverse to the Bank's or its Affiliates' ownership of or the validity of the Confidential Information and Bank Work Product, any future application for registration or registration thereof, or any rights of the Bank or its Affiliates therein, or which, directly or indirectly, may impair any part of the Bank's or its Affiliates' right, title, and interest therein.
(v)            To the extent required by applicable state statute, this Section 6(d) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Bank or its Affiliates was used and that was developed entirely on Executive's own time, unless the invention (i) relates to the business of the Bank or an Affiliate or to the Bank's or an Affiliate's actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Bank or an Affiliate.
(e)            Consent and Release.  From time to time, the Bank's locations may be the subject of a Promotional Work.  Executive acknowledges that Executive is aware that Executive's name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Bank may use Executive's name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Bank's products and services, and, at all times, the Bank, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Executive's name, image, or likeness.  Executive, Executive's heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Bank, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Bank's or its Affiliates' use of a Promotional Work that includes Executive's name, image, or likeness.
(f)            Online Medium.
(i)            Executive shall not create or otherwise establish any Online Medium without the Bank's prior written consent.  Notwithstanding the foregoing, if Executive creates an Online Medium without such prior written consent, Executive shall, and hereby does (A) assign to the Bank any right, title, and interest Executive may have in and to the Online Medium and (B) transfer to the Bank all primary administrative rights to the Online Medium, including all codes and passwords.  If the Bank has approved the content of any material to be posted or otherwise used online and obtained primary administrative rights to the Online Medium, then the Bank may, at its sole and absolute discretion, provide Executive with subordinate administrative access to, and guidelines for, Executive's use of such Online Medium in connection with Executive's duties under this Agreement.  Executive has no right, title, or interest to any material or other information on any Online Medium including all "fans," "followers," "friends," and "contacts" associated therewith that mentions, uses, or refers in any way to Bank Proprietary and Intellectual Property, Bank Work Product, or Confidential Information, which shall remain the sole and exclusive property of the Bank, even if such Online Medium is established by Executive or otherwise held in the name of Executive.  Upon a Termination, the Bank will remove Executive's administrative access to the Online Medium.
(ii)            Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Bank (both before and after a Termination) in order to vest more fully in the Bank or its Affiliates all ownership rights in the Online Medium (including obtaining any available intellectual property or similar protection therefore in the United States and foreign countries).
(iii)            The Bank or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Online Medium, and the Bank or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Bank's or its Affiliates' exclusive right, title, and interest in and to the Online Medium, and shall not contest, challenge, or make any claim adverse to the Bank's or its Affiliates' ownership of or the validity of the Online Medium, any future application for registration or registration thereof, or any rights of the Bank or its Affiliates therein, or which, directly or indirectly, may impair any part of the Bank's or its Affiliates' right, title, and interest therein.
(g)            Bank Proprietary and Intellectual Property.  The Bank or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Bank Proprietary and Intellectual Property, and the Bank or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Bank's or its Affiliates' exclusive right, title, and interest in and to Bank Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Bank's or its Affiliates' ownership of or the validity of Bank Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Bank or its Affiliates therein, or which, directly or indirectly, may impair any part of the Bank's or its Affiliates' right, title, and interest therein.  Executive shall not use or otherwise exploit any of Bank Proprietary and Intellectual Property in any manner not authorized by the Bank.
(h)            Remedies for Breach of Restrictive Covenant.
(i)            Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope.
(ii)            Executive acknowledges that (A) the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Bank, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Bank and such interests, and (D) such restrictions were a material inducement to the Bank to employ Executive and to enter into this Agreement.
(iii)            Executive must, and the Bank may, communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement.
(iv)            In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Bank, in addition to and not in limitation of, any other rights, remedies, or damages available to the Bank under this Agreement or otherwise at law or in equity, shall not be required to provide any amounts or benefits under this Agreement and shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Bank post bond.
(v)            If Executive violates the Restrictive Covenant and the Bank brings legal action for injunctive or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.
(i)            Other Agreements.  In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.
7.            No Set-Off; No Mitigation.  Except as provided herein, the Bank's obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Bank may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.
8.            Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Bank, to the principal headquarters of the Bank, attention: General Counsel; and if to Executive, to Executive's most recent address in the Bank's records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
9.            Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New Mexico, without regard to principles of conflict of laws (whether in the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico.
10.            Choice of Venue and Consent to Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the First Judicial District Court for the State of New Mexico, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court for the District of New Mexico, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.
11.            Service of Process.  Each Party may be served with process in any manner permitted under State of New Mexico law, or by United States registered or certified mail, return receipt requested.
12.            Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral, including any written offer of employment.
13.            Withholding of Taxes.  The Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
14.            No Assignment.  Executive's right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section 14, the Bank shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
15.            Successors.  This Agreement shall be binding upon and inure to the benefit of the Bank, its successors, and assigns.
16.            Legal Fees.  In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party's rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
17.            Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Parties.
18.            Executive Acknowledgement.  Executive hereby represents that from and after the Effective Date the performance of Executive's duties hereunder will not breach any other agreement to which Executive is a party.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Bank other than those contained in writing herein, and has entered into this Agreement freely based on Executive's own judgment.
19.            No Inconsistent Obligations. Executive represents and warrants that he is aware of no obligations legal or otherwise that are inconsistent with the terms of this Agreement or with his employment by the Bank. Executive will not disclose to the Bank, or use, or induce the Bank to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all proprietary and confidential information belonging to all prior employers.
20.            Code Section 409A.
(a)            To the extent any provision of this Agreement or action by the Bank would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Bank.  It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent.  Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a "separation from service" within the meaning of Code Section 409A.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  This Agreement may be amended to the extent necessary (including retroactively) by the Bank to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement.  This Section 19 shall not be construed as a guarantee of any particular tax effect for Executive's benefits under this Agreement and the Bank does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)            Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive's death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
21.            Scope of Bank Obligations.    The Bank shall indemnify Executive in accordance with the Bank's bylaws, and subject to the relevant state and federal laws, rules, and regulations, including those promulgated by the FDIC, the Federal Reserve Bank of Kansas City or Office of the Comptroller of the Currency and all other regulatory agencies with jurisdiction over the Bank.   The Bank represents and warrants that the necessary regulatory consent was obtained prior to entry into this Agreement.
22.            Construction.
(a)            In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until," and "ending on" (and the like) mean "to, and including"; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Bank; (v) the words "include," "includes," and "including" (and the like) mean "include, without limitation," "includes, without limitation," and "including, without limitation," (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words "hereof," "herein," "hereto," "hereby," "hereunder," (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(b)            If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
(c)            The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.
(d)            Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
(e)            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.
23.            Definitions.  As used in this Agreement, the terms defined in this Section 23 have the meanings set forth below.
(a)            "1934 Act" means the Securities Exchange Act of 1934.
(b)            "Affiliate" means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Bank, where "control" means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.
(c)            "Agreement" means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.
(d)            "Annual Base Salary" has the meaning set forth in Section 3(a).
(e)            "Bank" means Los Alamos National Bank, a national chartered bank with its main office located in Los Alamos, New Mexico.
(f)            "Bank Board" means the Board of Directors of the Bank.
(g)            RESERVED.
(h)            "Business Entity" means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.
(i)            "Change in Control" means the first to occur of the following:
(i)
The consummation of the acquisition by any "person" (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding Voting Securities of the Bank;

(ii)
During any 12-month period, the individuals who, as of the Effective Date, are members of the Bank Board cease for any reason to constitute a majority of the Bank Board, unless the election, or nomination for election by the Bank's shareholders, of any new director was approved by a vote of a majority of the Bank Board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Bank Board; or

(iii)
The consummation by the Bank of: (A) a merger or consolidation if the Bank's shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Bank outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Bank.

Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding securities of the Bank are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Bank or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Bank's shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.
Further notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Code Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a "change in control event" under Code Section 409A.
(j)            "Code" means the Internal Revenue Code of 1986.
(k)            RESERVED
(l)            "Bank Proprietary and Intellectual Property" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Bank or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.
(m)            "Bank Work Product" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Executive in the course of Executive's employment with the Bank or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any.  Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Bank Work Product shall not include (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive's exposure to any Confidential Information.
(n)            "Competitor" means a bank, savings bank, savings and loan association, credit union, or similar financial institution.
(o)            "Confidential Information" means confidential or proprietary non-public information concerning the Bank  or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.
(p)            "Covered Period" means the period beginning six months prior to a Change in Control and ending on the date that is 12 months after the Change in Control.
(q)            RESERVED.
(r)            "Effective Date" means October 19, 2015.
(s)            "Employment Period" has the meaning set forth in Section 1.
(t)            "Excess Parachute Payment" has the meaning set forth in Code Section 280G.
(u)            "Executive" means Daniel W. Thompson.
(v)            "FDIA" means the Federal Deposit Insurance Act.
(w)            "FDIC" means the Federal Deposit Insurance Corporation.
(x)            "Good Reason" means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:
(i)
A material and adverse change in the nature, scope, or status of Executive's position, authorities, or duties from those in effect in accordance with Section 2; provided, however, that a change in title as a result of a merger or reorganization of the Bank, where Executive maintains a similar level of responsibility or oversight (including, where applicable, duties with respect to a public company officer or director), shall not constitute Good Reason or a breach of this Agreement;

(ii)
A material reduction in Executive's then-current Annual Base Salary, or a material reduction in Executive's aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(iii)
A relocation of Executive's primary place of employment of more than 50 miles, which relocation also causes Executive's primary place of employment to be located further from Executive's primary residence; or

(iv)	A material breach by the Bank of this Agreement.
Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to a Termination for Good Reason, Executive must give the Bank written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Bank shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Bank cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.
(y)            "Incentive Bonus" has the meaning set forth in Section 3(b).
(z)            "Involuntary Termination" means a Termination during the Employment Period either:
(i)	By the Bank other than a Termination for Cause; or
(ii)	By Executive for Good Reason.
(aa)            "Minimum Benefits" means, as applicable, the following:
(i)	Executive's earned but unpaid Annual Base Salary for the period ending on the Termination Date;
(ii)
Executive's earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause;

(iii)	Executive's accrued but unpaid vacation pay for the period ending on the Termination Date;
(iv)
Executive's unreimbursed business expenses through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Bank's expense reimbursement policy and within 15 days following the Termination Date; and

(v)	The benefits, incentives, and awards described in Section 4(e)(i).
(bb)            "Online Medium" means any website, domain, social network account or identity, blog, feed, email address, email distribution list, or other Internet account or presence (including Instagram, Tumblr, Facebook, Twitter, and Flicker) that incorporates, exploits, utilizes, displays, or otherwise makes use of any of the Bank Proprietary and Intellectual Property, Bank Work Product, or Confidential Information.
(cc)            "Parties" means the Bank and Executive.
(dd)            RESERVED.
(ee)            "Promotional Work" means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works.
(ff)            "Release" means a general release and waiver substantially in the form attached hereto as Exhibit A.
(gg)            "Restricted Area" means the area that encompasses a 35-mile radius from each banking or other office location of the Bank.
(hh)            "Restricted Period" means a period of 18 months immediately following a Termination, whether such Termination occurs during the Employment Period or thereafter.
(ii)            "Restrictive Covenant" has the meaning set forth in Section 6(c).
(jj)            "Severance Amount" means an amount equal to 100% of Executive's Annual Base Salary as of the respective Termination.
(kk)            "Severance Restrictions" means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Bank  to seek or demand repayment or return of any payments made to Executive for any reason, including the Bank , an Affiliate or their successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4). Additionally, the obligation to make payment of the Severance Amount as provided herein is conditioned upon (i) the Bank obtaining any necessary approvals from each of their primary federal regulators (including, where applicable, FDIC concurrence), and (ii) compliance with applicable law, including 12 C.F.R. Part 359.
(ll)            "Specified Employee" means any person who is a "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the "identification period").  If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period.  For purposes of determining whether Executive is a key employee, "compensation" means Executive's W-2 compensation as reported by the Bank for a particular calendar year.
(mm)            "Substantial Business Efforts" means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Bank, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Bank), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.
(nn)            "Termination" means termination of Executive's employment with the Bank for any reason or no reason.
(oo)            "Termination Date" means the date of Termination.
(pp)            "Termination for Cause" means a termination of Executive's employment by the Bank as a result of any of the following (in each case as determined by the Bank Board):
(i)
Executive's willful and continuing failure to perform Executive's obligations hereunder, which failure is not remedied within 10 business days after receipt of written notice of such failure from the Bank;

(ii)	Executive's conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;
(iii)	Executive's breach of fiduciary responsibility;
(iv)	An act of dishonesty by Executive that is materially injurious to the Bank or an Affiliate;
(v)	Executive's engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Bank or an Affiliate;
(vi)	Executive's removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;
(vii)	A material breach by Executive of this Agreement;
(viii)	An act or omission by Executive that leads to a material harm (financial or reputational) to the Bank or an Affiliate; or
(ix)	A material breach by Executive of Bank policies as may be in effect from time to time.
Further, a Termination for Cause shall be deemed to have occurred if, within 12 months following the Termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.
Further, with respect to subsections (i), (vii), (viii), and (ix), Executive shall be entitled to at least 30 days' prior written notice of the Bank's intention to terminate Executive's employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Bank Board Executive's position regarding any dispute relating to the existence of any grounds for Termination for Cause.
Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Bank Board or its designee, or (B) any negotiations between the Bank Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive.
(qq)            "Total Payments" has the meaning set forth in Section 4(d).
(rr)            "Voting Securities" means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
24.            Survival.  The provisions of Section 6 shall survive the termination of this Agreement.
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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

LOS ALAMOS NATIONAL BANK
By: /s/ John S. Gulas
Print Name: John S. Gulas
Title: Chief Executive Officer and President
DANIEL W. THOMPSON
By: /s/ Daniel W. Thompson

EXHIBIT A
Agreement and Release and Waiver
This Agreement and Release ("Agreement") is made and entered into by and between Los Alamos National Bank (the "Bank") and [_______________] ("Executive").
Whereas, Executive and the Bank desire to settle fully and amicably all issues between them, including any issues arising out of Executive's employment with the Bank and the termination of that employment; and
Whereas, Executive and the Bank are parties to that certain Employment Agreement, made and entered into as of [_______________], as amended (the "Employment Agreement").
Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Bank (collectively, the "Parties" and, individually, each a "Party"), intending to be legally bound, hereby agree as follows:
1.            Termination of Employment.  Executive's employment with the Bank shall terminate effective as of the close of business on [_______________] (the "Termination Date").
2.            Compensation and Benefits.  Subject to the terms of this Agreement, the Bank shall compensate Executive under this Agreement as follows (collectively, the "Severance Payments"):
(a)            Severance Amount.  [_______________].
(b)            Accrued Salary and Vacation.  Executive shall be entitled to a lump sum payment in an amount equal to Executive's earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)            Executive Acknowledgement.  Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Bank, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits.  Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive's promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Bank under the terms of Executive's employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.
(d)            Withholding.  The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.
3.            Termination of Benefits.  Except as provided in Section 2 above or as may be required by law, Executive's participation in all employee benefit (pension and welfare) and compensation plans of the Bank shall cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair Executive's right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.            Release of Claims and Waiver of Rights.  Executive, on Executive's own behalf and that of Executive's heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Bank, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Bank, both in their official and individual capacities (the "Releasees") from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive's execution of this Agreement (the "Release"), including liability claims, demands, and actions:
(a)            Arising from or relating to Executive's employment or other association with the Bank, or the termination of such employment,
(b)            Relating to wages, bonuses, other compensation, or benefits,
(c)            Relating to any employment or change in control contract,
(d)            Relating to any employment law, including
(i)	The United States and State of New Mexico Constitutions,
(ii)	The Civil Rights Act of 1964,
(iii)	The Civil Rights Act of 1991,
(iv)	The Equal Pay Act,
(v)	The Employee Retirement Income Security Act of 1974,
(vi)	The Age Discrimination in Employment Act (the "ADEA"),
(vii)	The Americans with Disabilities Act,
(viii)	Executive Order 11246, and
(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)            Relating to any right of payment for disability,
(f)            Relating to any statutory or contractual right of payment, and
(g)            For relief on the basis of any alleged tort or breach of contract under the common law of the State of New Mexico or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of New Mexico.
5.            Exclusions from General Release.  Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive's right to file a charge with an administrative agency or participate in any agency investigation.  Executive is, however, waiving the right to recover any money in connection with a charge or investigation.  Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
6.            Covenant Not to Sue.
(a)            A "covenant not to sue" is a legal term that means Executive promises not to file a lawsuit in court.  It is different from the release of claims and waiver of rights contained in Section 4 above.  Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release.  Notwithstanding this covenant not to sue, Executive may bring a claim against the Bank to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement.  If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive's suit.  In addition, if Executive sues any of the Releasees in violation of this Agreement, the Bank can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement.  In that event, the Bank shall have no obligation to make any further Severance Payments.
(b)            If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive's agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
(c)            Specifically excluded from this covenant not to sue are claims, suits, and other legal or regulatory action taken to obtain coverage pursuant to the indemnification provision in Section 21 of the Agreement.
7.            Representations by Executive.  Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Bank or its attorneys.  Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release.  Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement.  After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement.  Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the "Effective Date"), as evidenced by the date set forth below Executive's signature on the signature page hereto.  Any revocation must be in writing and directed to [_______________].  If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.
8.            Restrictive Covenants.  Section 6 of the Employment Agreement (entitled "Restrictive Covenants"), shall continue in full force and effect as if fully restated herein.
9.            Non-Disparagement.  Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees.  Executive shall do nothing that would damage the Bank's business reputation or goodwill.
10.            Bank Property.
(a)            Executive shall return to the Bank all information, property, and supplies belonging to the Bank or any of its affiliates, including any confidential or proprietary information, Bank autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Bank or any of its affiliates.
(b)            Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Bank or any of its affiliates.  Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Bank, including claims for damages and/or appropriate injunctive relief.
11.            No Admissions.  The Bank denies that the Bank or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Bank or any of its affiliates or any of their employees or agents.
12.            Confidentiality of Agreement.  Executive shall keep the existence and the terms of this Agreement confidential, except for Executive's immediate family members and Executive's legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
13.            Non-Waiver.  The Bank's waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.
14.            Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New Mexico, without regard to principles of conflict of laws (whether in the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico.
15.            Legal Fees.  In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party's rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.            Entire Agreement.  This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive's employment with the Bank and the termination of that employment.
17.            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
18.            Successors.  This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns.
19.            Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.  In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive's breach and that the Bank would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements.  In the event of Executive's breach of this Agreement, in addition to any other remedies the Bank may have, and without bond and without prejudice to any other rights and remedies that the Bank may have for Executive's breach of this Agreement, the Bank shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.  Executive stipulates that the restrictive period for which the Bank is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.
20.            Construction.  In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including, " and the words "to," "until," and "ending on" (and the like) mean "to, and including"; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Bank; (e) the words "include," "includes," and "including" (and the like) mean "include, without limitation," "includes, without limitation," and "including, without limitation," (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words "hereof," "herein," "hereto," "hereby," "hereunder," (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
21.            Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the "Legal Matters") involving the Bank, or any of their current or former officers, employees or board members (collectively, the "Disputing Parties" and, individually, each a "Disputing Party"), Executive shall make himself reasonably available, upon reasonable notice from the Bank and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Bank, be reasonably requested.  The Bank shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive's business and personal affairs.  The Bank shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Bank and are documented in a manner consistent with expense reporting policies of the Bank as may be in effect from time to time.
In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.
LOS ALAMOS NATIONAL BANK
By:
Print Name:
Title:
Date:
[EXECUTIVE]
By:
Print Name:
Date: